Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (Agreement) is made and entered into as of August 1, 2001, by and among REN CORPORATION, an Oklahoma corporation (Ren), and RENTECH, INC., a Colorado corporation (Rentech). The following circumstances precede the execution of this Agreement:

         A. REN is a privately owned corporation that is engaged in the manufacture of complex, computer controlled test systems sold to industrial customers to test the specifications and quality of hydraulics and many additional variables of automated equipment produced by them.

         B. Rentech is a publicly owned energy corporation that owns technology useful for converting gases derived from carbon-bearing materials into synthetic liquid hydrocarbons such as clean burning diesel fuel. Rentech also owns a subsidiary that produces environmentally clean and biodegradable stains and sealers, and it owns another subsidiary that provides well logging services to the oil and gas industry.

         C. REN and Rentech have agreed that Rentech will purchase 56% of the issued and outstanding shares of common stock of Ren.

         D. REN is authorized to issue 50,000 shares of its common stock, of which 5,600 are now issued and outstanding. The issued and outstanding shares are owned in the following amounts by the following persons (Shareholders):

         E. As of the date of this Agreement, Rentech has loaned to REN$623,899.39 as cash advances against the Purchase Price subsequently described in this Agreement. Total accrued interest on the cash advances is $116,704.91.

         F. As of the date of this Agreement, Rentech has issued 400,000 shares of its common stock to REN equal to $644,000.00 as advances of the Purchase Price. The total of advances against the Purchase Price, including cash and common stock, is $1,384,604.30.

         G. On or about June 13, 2000, REN purchased the real property it had leased at 5900 South Perkins Road, Stillwater, Oklahoma for its office, with a portion of the loan proceeds.

         NOW THEREFORE, in consideration of the background circumstances and the mutual covenants and agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.
                               SALE AND PURCHASE

         1.1 Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing, (as defined in Section 3.1), REN will sell and transfer 7,127 shares of its common stock (the REN Shares) to Rentech, and Rentech will purchase the Ren Shares from Ren.


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         1.2      Purchase Price.  The entire purchase price (Purchase Price) to be paid by Rentech for the REN Shares is $1,384,604.30, of which $623,899.39 will be credited against the indebtedness owed by REN to Rentech for the cash advances, $116,704.91 will be credited against the indebtedness owed by REN to Rentech for interest on the cash advances, and $644,000 will be credited to the purchase price for the shares of common stock of Rentech previously issued to REN(the Rentech Shares).

                  (a) Description of Ren's Indebtedness to Rentech. Ren's indebtedness to Rentech is subject to a Loan Agreement between them dated May 11, 1999, as amended. The indebtedness is evidenced by a promissory note dated May 12, 1999 in the original principal amount of $200,000, made by REN payable to Rentech, which has been amended as of July 21, 1999, February 29, 2000 and May 12, 2000 (Promissory Note I). The principal balance of Promissory Note I is $573,899.39 as of the date of this Agreement. A second promissory note was executed by REN in favor of Rentech dated July 13, 2000 in the principal amount of $200,000 (Promissory Note II). A third promissory note was executed by REN in favor of Rentech dated October 17, 2000 in the principal amount of $200,000 (Promissory Note III). A fourth promissory note was executed by REN in favor of Rentech dated February 16, 2001 in the principal amount of $122,000 (Promissory
Note IV). In addition, Rentech advanced Stock to REN in the amount of $122,000 on or about February 16, 2001(Stock Advance I), and advanced cash in the amount of $50,000 on or about July 20, 2001 (Cash Advance I).

                  (b) Application of Purchase Price to Indebtedness. The Purchase Price shall be credited to pay in full the principal and interest due as of the Closing on Promissory Note I, Promissory Note II, Promissory Note III, Promissory Note IV, Stock Advance I, and Cash Advance I, all of which shall be cancelled at Closing.

                                   ARTICLE II
                                   THE CLOSING

         2.1 Place and Time. The closing of the transaction to be completed under this Agreement shall take place as soon as reasonably practical after the execution of this Agreement by both parties by completion of the actions and delivery of the documents described in Sections 2.2, 2.3 and 2.4 at the offices of Rentech's attorneys, Brega & Winters P.C., located at 1700 Lincoln Street, Suite 2222, Denver, CO 80203 (the Closing). Regardless of the actual time of the Closing, the Closing shall be effective as of 12:01 a.m. local time on August 1, 2001 (the Effective Time).

         2.2 Payment and Delivery by Rentech. At or before the Closing, and subject to the terms and conditions set forth herein, Rentech shall:

                  (a) execute and deliver a cancellation of Promissory Notes I, II, III and IV; and

                  (b)      execute  and  deliver  the  certificate  required  by
                  Section 8.1 hereof.

         2.3 Delivery by Ren. At or before the Closing, and subject to the terms and conditions set forth herein, REN shall:

                  (a)      present  at  the  Closing  full  releases  and  other
                  evidence  of  full   payment  of  each   indebtedness
                  described in Section 2.4;

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

                  (b)      execute and deliver a  certificate  representing  the
                  REN  Shares,   duly   issued  and   executed  by  the
                  authorized officers of the Ren;

                  (c) deliver a recorded copy of the general warranty deed to REN conveying the Real Property located at 5900
                  South Perkins Road, Stillwater, Oklahoma to Ren;

                  (d) deliver a copy of the title insurance policy insuring Ren's title to the real property located at 5900
                  South Perkins Road, Stillwater, Oklahoma, insuring title in REN without exceptions other than those previously approved by Rentech at the time of the closing of the real property;

                  (e) deliver, if not previously delivered, all documents and certificates required from REN by the provisions of Article VII of this Agreement;

                  (f) deliver an executed copy of the Employment Agreement of Gary Roberts attached hereto as Exhibit A;

                  (g)      execute   and   deliver   the    Agreement    Between
                  Shareholders attached hereto as Exhibit B, which is also executed by each of the Shareholders;

                  (h) execute and deliver the Confidentiality Agreements, attached hereto as Exhibit C, executed by each of the employees of REN listed in Schedule 3.2;

                  (i) execute and deliver a certified resolution of the shareholders and board of directors of Ren, duly signed by its  president and  secretary,  authorizing
                  the  execution of this  Agreement,  the execution and
                  delivery  of the REN  Shares,  and the  actions to be
                  taken  by  REN   according   to  the  terms  of  this
                  Agreement, as set forth in Section 7.6.

REN will from time to time after the Closing Date, at Rentech's request, execute such further instruments as Rentech reasonably deems necessary to carry out the sale of the REN Shares pursuant to this Agreement.

         2.4 Indebtedness of Ren. Because the debts of REN described below have not been paid in full as originally contemplated by the parties, the Shareholders shall agree in the Shareholder Agreement to assign to Rentech their rights to distributions of profits from REN until an amount of profits are distributed to Rentech equal to $252,699.76, plus 8% interest on the outstanding balance accruing on August 1, 2001.

                  Remaining
                  Approximate           Amount
                  Amount as of          as of
Item                                    April 16, 1999    August 1, 2001
----                                    --------------    --------------
Accrued commission payable to
    Ren's sales representative          $235,000          $   176,036.05
KAMO Economic Development Corporation    160,000                     -0-
CDBG/Payne Co. Trust Promissory Note       4,200                     -0-
COEDD Promissory Note (generator)         33,000               19,403.23
Womack Supply Company Promissory Note     41,000                     -0-
Accounts Payable                         300,000               64,176.20
Loans from officers of REN to REN        30,000                30,600.00
Panamet (trade payable)                    -0-                 69,375.00
Less:
Cash of Ren                               (-0-)               (21,099.36)
Accounts Receivable of Ren                (-0-)               (78,929.96)
                                        --------------    --------------

         Total:                         $1,003,200        $   252,699.76
                                        ==============    ==============


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

                                  ARTICLE III.
                             REPRESENTATIONS OF REN

         REN represents, promises and warrants to the Rentech as follows:

         3.1 Organization. REN is a corporation duly organized, validly existing, and in good standing under the laws of the state of Oklahoma and has all power and authority to own its property and carry on its business as now conducted and has all necessary licenses, permits and government approvals.

         3.2 Authorization. The execution, delivery and performance of this Agreement and any other documents or instruments contemplated hereby have been duly authorized by all necessary action of Ren, and this Agreement has been executed and delivered by REN and constitutes a legal, valid and binding obligation of REN enforceable in accordance with its terms.

         3.3 Financial Reports. True and correct copies of the financial statement (including a balance sheet and statement of income) of REN for each of the last five (5) years, and for a current month (collectively, the Reports) will be provided to Rentech by separate delivery. At Closing REN shall deliver to Rentech a true and correct copy of the financial statements including a balance sheet and statement of income of REN as of the last day of the most current month for which available, prepared from the books of REN without audit since January 2001 (the Interim Reports). (Collectively, the Reports and the Interim Reports shall be referred to as the Financial Reports). All such Financial Reports are in accordance with the books and records of Ren, have been prepared consistently throughout the periods indicated, reflect all material assets and, to Ren's knowledge, material liabilities of Ren, and present fairly and completely, in all material respects, the financial condition of REN and its Business at such dates and results of its operations for the periods then ended, subject only, in the case of the Interim Reports, to normal year end adjustments.

         3.4 Absence of Adverse Changes. Except as reflected in Financial Reports, and as disclosed on Schedule 3.4, since January 1, 2001, Ren, its business and its assets have not suffered or undergone any change that is reasonably likely to have an adverse effect on the business, condition (financial or otherwise), or prospects (whether as a result of any change as to inventory or other assets, any loss of a competitive position, any natural disaster, accident, strike, or any other event or condition affecting or relating to its business, REN or its assets, whether or not related to any of the foregoing), experienced any labor difficulty or suffered any damage, destruction or loss (whether or not insured). Except as reflected in Financial Reports and as disclosed on Schedule 3.4, as of the date of this Agreement, since April 16, 1999, REN and its business have not:

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

         (a) incurred any obligations or liabilities (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except current liabilities in the ordinary course of business and consistent with past practice;

         (b) written down or written up the value of any inventory or equipment;

         (c) canceled or waived any claim of right of substantial value or sold, assigned, transferred or encumbered any of its properties or assets, real, personal, or mixed, tangible or intangible, except for fair consideration and in the ordinary course of business and consistent with past practice;

         (d) granted any increase in compensation, rate of compensation or commission payable or to become payable, or made any loan, advance or other extension of credit to any of its employees or agents except merit increases made in the usual and ordinary course of business.

         (e) changed the methods of accounting or accounting principles or practices of REN set forth in or reflected in the Financial Reports;

         (f)      lost any key employees;

         (g)      terminated  or  been  advised  of  the   termination   of  its
         relationship with any material customer or supplier;

         (h) changed in any material respect the business policies or practices of REN or failed to operate the business of REN in good faith and in the ordinary course; and

         (i)      agreed, whether in writing or not, to do any of the foregoing.

         3.5 Title to Assets. REN has good and marketable title to all its assets, including, without limitation, those reflected in the Financial Reports or acquired since the date thereof (except for property disposed of since such date in the ordinary course of business consistent with past practice), in each case free and clear of liens, easements or title imperfections except that, as of the date of this Agreement, its assets may be subject to liens for current taxes not yet due and payable. As of the Closing Date, Ren's assets shall be subject to no liens and REN shall have good and marketable title to all assets free and clear of liens.

         3.6 Compliance With Other Instruments. REN has complete and unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this Agreement, will violate the Articles of Incorporation of REN or any material agreement, mortgage, indenture, license, franchise, permit, judgment, decree, order, law or regulation by which REN is bound.


         3.7 Litigation. Except as set forth in Schedule 3.7, there are no actions, claims, suits, investigations, litigation or proceedings pending, or, to the knowledge of Ren, threatened against or relating to REN or its business, including any that would question the validity of this Agreement or any other agreements contemplated hereunder or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or any other agreement contemplated hereunder, nor is there any reasonable basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against REN under any United States federal, state, local or foreign law, and there are no unsatisfied judgments against Ren.


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

         3.8 Environmental Matters. REN is and has at all times been in compliance with all applicable United States, federal, state, local, and foreign laws and regulations relating to environmental, land use, welfare, natural resources, health and safety matters. There is no suit, claim, action or proceeding pending or threatened against REN or any reasonable basis therefor, in respect of (a) noncompliance by REN with any such laws or regulations, (b) personal injury, wrongful death or other tortious conduct arising out of or resulting from materials, commodities or products held, used, sold, transferred, manufactured or disposed of by or on behalf of REN or one of its shareholders, containing or incorporating any hazardous or toxic materials commodities or substances, or (c) the presence or release or threatened release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas (each a Hazardous Substance), whether generated by REN or located at or about a site currently owned, leased or otherwise used by REN or heretofore owned, leased or otherwise used by REN or any predecessor entity and for which REN would have liability. There have been no Hazardous Substances generated by REN that have been disposed of or come to rest at any site that has been included in any published United States federal, state or local "superfund" site list or any other list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as set forth on Schedule 3.8, there are and have been no underground storage tanks located on, no polychlorinated biphenyls (PCBs) or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq, stored on, any site owned, leased or otherwise used by Ren. No such Hazardous Substance is stored by or on behalf of REN at any site at which REN provides services. There has been no release or threatened release by REN of Hazardous Substances on, upon, into or from (x) any site currently owned, leased or otherwise used by Ren, (y) any site heretofore owned, leased or otherwise used by REN or any predecessor entity or (z) any other site at which REN provides services.

         3.9 Tax Returns. REN has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due as shown thereon or claimed to be due from it by written notice from any federal, state, or local taxing authorities, including, without limitation, those due in respect of its properties, income, franchise, licenses, sales, and payrolls; there are no tax liens upon any of its assets (other than liens for current taxes not yet due); there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against its assets or REN nor are there any actions, suits, proceedings, investigations or claims now pending against REN or relating to its business; and, there are no pending discussions or questions relating to, or claims asserted for taxes or assessments against Ren.

         3.10 Leases. REN is not bound to any leases pursuant to which REN leases real or personal property except as identified on Schedule 3.10.

         3.11 Intellectual Property. REN has no pending applications for registration of any rights in Intellectual Property. No licenses, sublicenses or covenants have been granted or entered into by REN in respect of any Intellectual Property. "Intellectual Property" means, collectively: (a) all registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, and all registrations and applications therefor, (ii) all computer software, data files, manuals and other specifications and documentation and all know-how related thereto, (iii) technical information, data, process technology, technical papers, plans, drawings and blue prints, (iv) all patents, patent applications, and inventions and discoveries that may be patentable, registered designs and invention disclosures, (v) all know-how, trade secrets, proprietary inventions, proprietary processes, proprietary formulas, proprietary know-how, proprietary concepts, proprietary ideas, proprietary research and development, and proprietary designs, and (vi) all other intellectual property, and (b) all licenses, sublicenses, assignments in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein relating to the items set forth in clause (a) above.

         3.12 Employee Matters. Schedule 3.12 lists all employees employed by REN(collectively, the Employees), including for each such Employee: (i) his or her position and title; (ii) his or her date of hire; (iii) his or her salary; (iv) his or her unpaid wages, accrued vacation time and accrued personal time; and (v) any bonuses paid to him or her with respect to the fiscal year ended December 31, 2000 or earned by him or her with respect to the current fiscal year. REN shall as soon as reasonably practicable, but in any event within five days after the Closing, provide to Rentech the foregoing information with respect to any other Employees hired prior to the Closing. There are no continuing contracts of employment with any employees of Ren. REN has complied with all applicable laws relative to employee benefits, including COBRA and the Employee Retirement Income Security Act of 1974, as amended (ERISA), and there are no unfunded liabilities relating to any pension or welfare benefit plan for which REN could be liable. REN is not a party to any collective bargaining agreement and there is no existing dispute or controversy between REN and any of the Employees. None of the Employees are represented by a labor union and, to Ren's knowledge, there is no labor union organizing activity by or among such Employees. REN does not maintain or contribute to, nor has it ever maintained or contributed to, any employee benefit plan (as defined in ERISA) that is an employee pension benefit plan (as defined in ERISA). REN does not maintain or contribute to, nor has it ever maintained or contributed to, an employee benefit plan that is an employee welfare benefit plan (as defined in ERISA).

         3.13 Contracts and Commitments. The only continuing contract, agreement, plan, arrangement, or commitment for the benefit of or relating to Ren's business that it holds and that will continue past the Closing are those described on Schedule 3.13.

         3.14 Compliance with Law. REN has not received any notice of any violation of and, to the best of Ren's knowledge, has complied in all material respects with all laws, regulations, and orders applicable to its business including all rules and regulations of the Occupational Health and Safety Administration, and all federal, state and local environmental laws, rules and regulations.

         3.15 Licenses and Permits. REN holds all licenses and permits which, to the best of Ren's knowledge, are required for Ren's operation of its business, all of which are in full force and effect. REN has all governmental and regulatory licenses and permits necessary for the conduct of the business as presently conducted for the ownership of its assets. All such licenses and permits are set forth on Schedule 3.15, are in full force and effect, and except as set forth on Schedule 3.15, no written notice of any violations has been received by REN relating to such licenses or permits. REN is not in violation of any such license or permit, and no proceeding or investigation is pending or, to Ren's knowledge, threatened that would have the effect, directly or indirectly, of revoking or limiting in any way such license or permits. To the extent that any such license or permit cannot be obtained independently by Rentech without condition other than application and the payment of applicable fees, such licenses and permits are fully assignable to Rentech.


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

         3.16 Disclosure. No material representation or warranty by REN contained in this Agreement and no statement contained in any exhibit, schedule certificate, list, or other writing furnished to Rentech pursuant to the provision hereof, to the best knowledge of Ren, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not materially misleading.

         3.17 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any employee of REN or any other person from REN under any plan, agreement or otherwise, (ii) increase any benefits otherwise payable to any Employee under any plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.18 Books and Records. REN has made available to Rentech true and correct copies of the books and of all corporate (including minute books and stock record books) and financial records of Ren.

         3.19 Standstill. Neither REN nor any shareholder of REN has entered into any arrangement or understanding with any person other than Rentech regarding this sale, exchange or other disposition of any of its common stock.

         3.20 Capitalization. As of the date of this Agreement, the authorized common stock of REN consists of 50,000 shares of common stock of which 5,600 shares were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of common stock of REN are subject to preemptive rights or any other similar rights or any liens or encumbrances. Except as disclosed in Schedule 3.20: (i) there are no outstanding options, warrants, script, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Ren, or arrangements by which REN is or may become bound to issue additional shares of capital stock of Ren, and (ii) there are no outstanding debt securities. If requested by Rentech, REN has furnished to Rentech, and Rentech acknowledges receipt of same by its signature hereafter, true and correct copies of Ren's Articles of Incorporation, as amended, as in effect on the date hereof (Articles of Incorporation), and Ren's Bylaws, as in effect on the date hereof (the Bylaws).

         3.21 Issuance of Securities. At or prior to Closing, the REN Shares shall be duly authorized and reserved for issuance and shall be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to preemptive rights or other similar rights of stockholders of Ren.

         3.22 No Brokers; No General Solicitation. REN has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement and the transactions contemplated hereby. REN and Rentech both acknowledge that no broker was involved with respect to the transactions contemplated hereby.

                                   ARTICLE IV.
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

         REN covenants and agrees that prior to the Closing, except as Rentech shall have consented in writing:

         4.1 Operation in Ordinary Course. Ren's business will be conducted only in the ordinary course of business consistent with past practice.

         4.2 Operation of the Business. REN shall use its best efforts to keep its business intact and to preserve the goodwill of suppliers, customers and others having business relations with Ren.

         4.3 Employees. REN shall pay all salaries, wages, payroll taxes, benefits, vacation pay, all other fringe benefit costs, and all other costs of every nature whatsoever as they become due.

         4.4 Payment of Liabilities. REN shall pay as the same become due all of its liabilities.

         4.5 Payment of Taxes. REN shall promptly file all tax returns and pay all federal, state and local tax assessments and governmental charges which are or may be lawfully levied or assessed against Ren, its business its assets, including, but not limited to, ad valorem, sales, use, excise, franchise, and personal property taxes.

         4.6 Maintenance of Properties. REN will maintain all its assets in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted.

         4.7 Maintenance of Books. REN will maintain its books, accounts and records in the usual manner on a basis consistent with prior periods. REN will duly comply in all material respects with all laws and decrees applicable to it.

         4.8 Update Schedules. REN shall advise Rentech of any changes in the information provided in the schedules attached to this Agreement.

         4.9 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article IX, except as required by law, REN shall not (and shall instruct their officers, directors, agents, representatives or affiliates not to take or cause, directly or indirectly, any of the following actions with any person other than Rentech and its designees or agents: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any substantial part of Ren's assets or capital stock (Acquisition Transaction); (ii) disclose any information not customarily disclosed to any person concerning its business or its assets except in the ordinary course of business consistent with past practice and as required pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction, or other agreement calling for the sale, directly or indirectly, of all or any significant part of Ren's business or its assets; or (iv) make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated hereby.

                                   ARTICLE V.
                    PRE-CLOSING COVENANTS OF REN AND RENTECH

         5.1 Environmental Survey. If Rentech elects to obtain an environmental survey of Ren's real property, REN and Rentech shall cooperate in obtaining, at Rentech's expense, a Phase I environmental survey of the Real Property on which Ren's business is operated. The Phase I survey shall be ordered from an environmental consultant by Rentech, at its expense, no later than ten (10) days after the date hereof and shall be completed as promptly as possible. If a Phase II environmental survey is required by the environmental consultant preparing the Phase I survey, REN shall be responsible for the cost of the Phase II survey.

         5.2 Cooperation. Each of REN and Rentech shall use its best efforts to cause the sale contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to make all filings with and give notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby.

         5.3 Access to Premises. Between the date hereof and the Closing Date, REN will afford to the officers and authorized representatives of Rentech access during normal business hours to the premises, properties, and to the books and records of REN in order that Rentech shall have the opportunity to make such investigations as it shall desire and to permit Rentech to review such financial and operating data and other information regarding Ren's business as Rentech shall from time to time reasonably request. Neither party shall make public disclosure of this Agreement prior to the Closing except as required in connection with transfer of permits, licenses and other such transactions.

         5.4      Confidentiality.

                  (a) Until the Closing has been completed, Rentech agrees to keep confidential the non-public information that REN provides to Rentech and not to use such information for any purpose whatsoever other than evaluating the transactions contemplated in this Agreement. Rentech further agrees that during such time it will not make any oral or written disclosures concerning the information provided to it to any person without the prior approval of Ren; provided, however, Rentech may disclose such confidential information to persons subject to Rentech's control who have a need to know such confidential information in connection with the negotiations between Rentech and Ren, to Rentech's affiliates, to existing or prospective lenders of or investors in Rentech, all of whom will be directed and required to maintain such information in the strictest confidence at all times.

                  (b) Except to the extent that Rentech has made public announcements about this Agreement and its loans to and acquisition of stock of Ren, which Rentech is expressly permitted to do, REN agrees to keep in strictest confidence and to refrain from disclosing to any person, except to its legal counsel, any aspect of the transactions contemplated in this Agreement, including (without limitation) the identify of Rentech, the existence of this Agreement, the terms and conditions set forth in this Agreement, the contents of any discussions and negotiations that already have taken place and that may take place in the future, and the fact that REN or Rentech is contemplating a transaction of the type set forth in this Agreement, as well as any other matter relating to this Agreement or relating to the transactions contemplated thereby.


                                   ARTICLE VI.
                           REPRESENTATIONS BY RENTECH

          Rentech represents, promises and warrants to REN as follows:

         6.1 Organization. Rentech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own its property and carry on its business as now conducted.

         6.2 Authorization. The execution, delivery and performance of this Agreement and any other documents or instruments contemplated hereby has been duly authorized by all necessary corporate actions of Rentech, and this Agreement has been executed and will be delivered by Rentech and will constitute a legal, valid and binding obligation of Rentech enforceable in accordance with their terms.

         6.3 Compliance With Other Instruments. Rentech has complete and unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this Agreement, will violate the Articles of Incorporation or the bylaws of Rentech or any material agreement, mortgage, indenture, license, franchise, permit, lease or other instrument, judgment, decree, order, law or regulation by which Rentech is bound.

         6.4 Litigation. There is no action, suit, litigation or proceeding pending, or, to the best knowledge of Rentech, threatened against or relating to Rentech which could adversely affect the ability of Rentech to perform the transactions contemplated by this Agreement.


                                  ARTICLE VII.
                  CONDITIONS PRECEDENT TO RENTECH'S OBLIGATIONS

         The obligation of Rentech to consummate the transactions contemplated in this Agreement is subject to the fulfillment to its satisfaction or the following conditions prior to or at the Closing (unless expressly waived in writing by Rentech).

         7.1 Representations, Warranties and Covenants. The representations and warranties made by REN shall be true and correct in all material respects at and as of the Closing Date; and REN shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by it prior to the Closing, and REN shall provide to Rentech at the Closing a certificate to such effect executed by Ren.

         7.2 Closing Documents. REN shall have taken all the actions and delivered all the documents required of it according to the provisions of
Article II.

         7.3 Litigation. There shall be no litigation pending or threatened against REN with respect to the consummation of this Agreement or which could adversely affect the ability of REN to transfer the REN Shares to Rentech.

         7.4 No Adverse Effect, etc. No material adverse effect shall have occurred between the date of this Agreement and completion of the Closing, nor shall any other fact or circumstance have occurred that could be expected to have a material adverse effect, and REN shall certify to that effect. REN shall not have become aware of any fact or circumstance materially adversely affecting or that could be expected to materially adversely affect Ren's right to conduct its business substantially as it was being conducted as of the date of this Agreement.

         7.5 Rentech's Due Diligence. Rentech shall have completed its due diligence with respect to Ren, its business and its assets and the results of such due diligence shall be satisfactory to Rentech.

         7.6 Charter Documents, etc. REN shall have delivered (i) a copy of its Articles of Incorporation certified by the Secretary of State of the State of Oklahoma and a good standing certificate for REN issued by the Secretary of State of the State of Oklahoma and (ii) a certificate of the Secretary of REN certifying that attached thereto is a copy of Ren's bylaws as in effect on the date thereof, copies of directors' and shareholders' resolutions authorizing the transactions contemplated by this Agreement and certifying the incumbency of the officers authorized to execute this Agreement and the documents and instruments delivered by REN in connection therewith.

         7.7 Agreements Between Shareholders. The Shareholders shall have executed the Agreement Between Shareholders attached hereto as Exhibit B and incorporated herein by this reference.

         7.8      Confidentiality  Agreements.  The  employees  of REN listed on
Schedule 3.2 shall have executed Confidentiality Agreements in the form attached hereto as Exhibit C, which is incorporated herein by this reference.

         7.9 Resignation of Officers and Directors. Rentech shall have received the resignation, effective as of the Closing, of Nancy L. Roberts as Secretary and Treasurer of Ren, a form of which is attached hereto as Exhibit F and incorporated herein by this reference.

         7.10 Election of New Directors and Appointment of New Officers. The Shareholders shall have executed a written consent increasing the number of directors of REN to seven, and shall have appointed Ronald C. Butz, James P. Samuels, William Earl Somerville and Dennis L. Yakobson, to fill the vacancies in the Board of Directors. The directors of REN shall have executed a written consent to appoint the following persons to the offices set forth next to their names:

                  Gary A. Roberts   -       President
                  James P. Samuels  -       Vice President and Treasurer
                  Martin D. List    -       Vice President - Manufacturing
                  Ronald C. Butz    -       Secretary

Forms of the Written Consent of Shareholders and Written Consent of Directors are attached hereto as Exhibits D and E, respectively.

         7.11 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Rentech, and Rentech shall have received counterpart originals, or certified or other copies, of all documents that it may reasonably request in connection therewith.

                                  ARTICLE VIII.
                    CONDITIONS PRECEDENT TO REN'S OBLIGATIONS

         The obligation of REN to consummate the transactions contemplated by this Agreement is subject to the fulfillment to its satisfaction of the following conditions prior to at the Closing (unless expressly waived in writing by Ren):

         8.1 Representations Warranties and Covenants. The representations and warranties made by Rentech shall be true and correct in all material respects at and as of the Closing Date and Rentech shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by it prior to the Closing, and Rentech shall provide to REN at the Closing a certificate to such effect executed by an officer of Rentech.

         8.2 Closing Documents. Rentech shall have taken all the actions and delivered all the documents required of it according to the provisions of
Article II.

         8.3 Employment Contracts. REN shall employ Gary A. Roberts as president of REN for a period of three years from the Closing Date pursuant to the terms and conditions of the employment contract attached hereto as Exhibit A.

         8.4 Litigation. There shall be no litigation pending or threatened against Rentech with respect to the consummation of this Agreement.

         8.5      Consideration.  Rentech  shall  have paid to REN the  Purchase
Price.

         8.6 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Ren, and REN shall have received counterpart originals, or certified or other copies, of all documents that it may reasonably request in connection therewith.


                                   ARTICLE IX.
                         FAILURE OF CONDITIONS: REMEDIES

         9.1 Failure of Conditions Precedent - No Breach. In the event any condition precedent to the obligations of either party are not satisfied as of the Closing and the failure to satisfy the condition precedent is not due to a breach of this Agreement by the other party, the party whose conditions precedent have not been satisfied shall have the option of terminating this Agreement or waiving the unsatisfied condition precedent and closing hereunder (and, in either event, waiving any claim for damages or indemnity relating thereto).

         9.2 Failure of Conditions Precedent of REN- Breach. In the event any condition precedent to the obligations of REN is not satisfied on the Closing Date and the failure to satisfy the condition precedent is due to a breach of this Agreement by Rentech, or in the event of any other breach of this Agreement by Rentech, REN shall have the right to terminate this Agreement, and Rentech shall pay to REN$10,000 as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date of this Agreement and constitute the good faith estimate of the parties of the actual damages reasonably expected to result from the termination of this Agreement by REN due to Rentech's breach of this Agreement. REN agrees that, to the fullest extent permitted by law, Ren's right to payment of such liquidated damages shall be its sole and exclusive remedy, if the Closing does not occur, with respect to any damages whatsoever that REN may suffer or allege to suffer as a result of any claim or cause of action asserted by REN relating to or arising from breaches of this Agreement by Rentech. Upon any termination of this Agreement for any reason, the entire unpaid balance of principal and interest due on the Promissory Notes shall become due at once.


                                   ARTICLE X.
                                 INDEMNIFICATION

         10.1 Survival of Representations Warranties and Covenants. All of Ren's representations, covenants and warranties contained herein and in any documents delivered pursuant to this Agreement (except those waived pursuant to Section 9.1) shall survive the Closing hereunder.

         10.2 Indemnity by Ren. REN shall indemnify, save, and hold harmless Rentech from any damages as hereinafter defined. Damages, as used herein, shall mean and include any loss, cost, expense, or other liability, including counsel fees, which Rentech may incur or suffer, by reason of the inaccuracy of any of Ren's representations contained in this Agreement.

         10.3 Indemnity by Rentech. Rentech shall indemnify, save, and hold harmless REN from any damages as hereinafter defined. Damages, as used herein, shall mean and include any loss, cost, expense, or other liability, including counsel fees, which REN may incur or suffer by reason of the inaccuracy of any representation of Rentech contained in this Agreement.

         10.4 Procedures for Indemnification. The party entitled to indemnification (Indemnitee) shall, as promptly as is reasonably practicable after it becomes aware thereof, notify the other party (Indemnitor) of the existence of any claim, demand or other matter to which Indemnitor's indemnification obligations apply and shall give Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection reasonably acceptable to Indemnitee; provided, that Indemnitee shall at all times, also have the right to fully participate in the defense at its own expense. Indemnitor may, at its own discretion, settle any dispute, demand or claim defended by it hereunder; provided, any such settlement shall be solely for Indemnitor's account and Indemnitee shall not be liable for any amounts whatsoever payable in connection with any such settlement. If Indemnitor shall, within a reasonable time after notice to it, fail to so defend, Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, and at the risk of, Indemnitor.


                                   ARTICLE XI.
                                     GENERAL

         11.1 Notice. All notices, requests, demands and other communications hereunder shall be furnished to the other party at its address listed below (or such other address as provided in accordance with this Section 11.1), shall be in writing, and shall be sent either by telecopy, hand delivery, or reputable overnight courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party. Each such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted and the transmission thereof is confirmed by the sender's telecopier, (b) if given by reputable overnight courier, one business day after being delivered to such courier or (c) if given by any other means, when actually received.

         (a)      If to Rentech, to:
                  -----------------
                  Rentech, Inc.
                  Attention: Ronald C. Butz, Vice President
                  1331 17th St., Suite 720
                  Denver, CO 80202

         (b)      If to Rentech, to:
                  -----------------
                  REN Corporation
                  Attention:  Gary A. Roberts, President
                  5900 S. Perkins Road
                  Stillwater, OK 74074

         11.2 Amendment. This Agreement may be amended or modified only by a written instrument executed by the party hereto against which it is to be enforced.

         11.3 Expense of Parties. Except as otherwise specifically provided herein, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. In the event a party commences legal action against another party to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys' fees and costs.

         11.4 Brokers. REN agrees to indemnify Rentech, and Rentech agrees to indemnify Ren, against any claim by any third person for any commission, brokerage, finder's fee or other payment based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied from the actions of such party.

         11.5 Governing Law. This Agreement is being delivered in and shall be construed in accordance with and governed by the laws of the State of Colorado.

         11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Terms used with initial capital letters shall not in any way affect the meaning or interpretation of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identify of the person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day. All references to "Sections" are to sections of this Agreement unless indicated otherwise.

         11.7     Prior  Agreements;  Counterparts.  This  Agreement,  with  its
Exhibits  and  Schedules,   merges  and  integrates  all  prior  agreements  and
representations respecting this transaction, whether written or oral, and constitutes the sole agreement of the parties in connection therewith. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Assignment. This Agreement shall not be assignable by REN or Rentech, except that Rentech may assign this Agreement to a corporation of which Rentech is the sole shareholder provided Rentech remains fully liable to REN hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of REN and Rentech. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         11.9 Waiver. The failure of any party to enforce any right arising under this Agreement on one or more occasions shall not operate as a waiver of that or any other right on that or any other occasion.

         11.10 Exclusivity of Representations. REN shall not be deemed to have made to Rentech any representation or warranty other than as expressly made by REN in Section 3. Rentech shall not be deemed to have made to REN any representation or warranty other than as expressly made by Rentech in Section 6.

         11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date given in the opening paragraph.

SELLER:                                              BUYER:

REN CORPORATION                             RENTECH, INC.


By:                                         By:
   --------------------------                  ---------------------------------
   Gary A. Roberts, President                  James P. Samuels,
                                               Vice President - Finance